SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

AF FINANCIAL GROUP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

October 3, 2003

Dear Shareholder:

You are cordially invited to attend the 2003 Annual Meeting of Shareholders of AF Financial Group, which will be held on November 3, 2003 at 6:00 p.m., local time, at the executive offices of AF Financial Group, 21 East Ashe Street, West Jefferson, North Carolina 28694.

The attached Notice of the 2003 Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of AF Financial Group, as well as a representative of Larrowe & Company, PLC, the independent auditors for the fiscal year ending June 30, 2003, are expected to be present at the Annual Meeting to respond to appropriate questions.

The Board of Directors of AF Financial Group has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of AF Financial Group and its shareholders and unanimously recommends a vote “FOR” each of these matters.

Please complete, sign and return the enclosed proxy card promptly whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors and the employees of AF Bank, AF Insurance Services, Inc., AF Brokerage, Inc. and AF Financial Group, we thank you for your continued support.

Sincerely yours,

/s/    James A. Todd

James A. Todd

Chairman, President and Chief Executive Officer

AF FINANCIAL GROUP

21 EAST ASHE STREET

WEST JEFFERSON, NORTH CAROLINA 28694

(336) 246-4344

NOTICE OF THE 2003 ANNUAL MEETING OF SHAREHOLDERS

Date:	Monday, November 3, 2003
Time:	6:00 p.m.
Place:	21 East Ashe Street West Jefferson, North Carolina 28694

At our Annual Meeting we will ask you to:

•	Elect four directors to serve for a three-year term;

•	Ratify the appointment of Dixon Odom PLLC as independent auditors for the fiscal year ending June 30, 2004; and

•	Transact any other business as may properly come before the Annual Meeting.

You may vote at the Annual Meeting if you were a shareholder of AF Financial Group at the close of business on September 15, 2003, the record date.

By Order of the Board of Directors,

/s/    Melanie Paisley Miller

Melanie Paisley Miller

Secretary

West Jefferson, North Carolina

October 3, 2003

You are cordially invited to attend the Annual Meeting. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the Annual Meeting.

GENERAL INFORMATION

General

We have sent you this Proxy Statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the Annual Meeting.

We began mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy card on or about October 3, 2003 to all shareholders entitled to vote. If you owned AF Financial Group’s common stock at the close of business on September 15, 2003, the record date, you are entitled to vote at the Annual Meeting. On the record date, there were 1,049,838 shares of common stock outstanding.

AsheCo, MHC is the majority owner of AF Financial Group, and, as of September 15, 2003, the record date, owns 538,221 shares of common stock of AF Financial Group which constitutes approximately 51.3% of the total issued and outstanding common stock of AF Financial Group.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock of AF Financial Group entitled to vote are represented in person or by proxy at the Annual Meeting, a quorum will exist. Shares underlying broker non-votes will not be counted as having been voted in person or by proxy.

Voting Rights

You are entitled to one vote at the Annual Meeting for each share of AF Financial Group’s common stock that you owned as of record at the close of business on September 15, 2003. As provided in AF Financial Group’s Federal Stock Charter, if you beneficially own in excess of 10% of the outstanding shares of common stock, you will not be entitled to a vote for each of the excess shares. A person or entity beneficially owns shares if an affiliate or associate owns the shares or if a person acting in concert with that person or entity owns the shares. The number of shares you own (and may vote) is listed on the proxy card.

You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which we will provide to you at the Annual Meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares FOR each of the proposals identified in the Notice of the Annual Meeting.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this Proxy Statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice of the Annual Meeting.

If you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the Annual Meeting. Examples of such documentation would include a broker’s statement, letter, or other document that will confirm your ownership of shares of AF Financial Group.

Vote Required

Proposal 1: Elect Four Directors	The four nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you indicate “withhold authority” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of directors.

Proposal 2: Ratify Appointment of Independent Auditors	The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to ratify the appointment of Dixon Odom PLLC as AF Financial Group’s independent auditors. So, if you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

Effect of Broker Non-Votes

If your broker holds shares that you own in “street name,” the broker may vote your shares on the two proposals listed above even if the broker does not receive instructions from you. If your broker does not vote on any of the proposals, this will constitute a “broker non-vote.” Here is the effect of a “broker non-vote”:

•	Proposal 1: Elect Four Directors. A broker non-vote would have no effect on the outcome of this proposal because only a plurality of votes cast is required to elect a director.

•	Proposal 2: Ratify Appointment of Independent Auditors. A broker non-vote would have no effect on the outcome of this proposal.

Vote by MHC

As indicated above and under “Security Ownership of Certain Beneficial Owners,” AsheCo, MHC owns approximately 51.3% of the shares of common stock entitled to vote at the Annual Meeting. AsheCo, MHC has indicated to AF Financial Group that it intends to vote its shares of common stock “FOR” the election of AF Financial Group’s nominees for director and “FOR” the ratification of the appointment of the independent auditors, thereby ensuring a quorum at the Annual Meeting, the likelihood of the election of such nominees, and the ratification of the appointment of the independent auditors.

Revoking Your Proxy

You may revoke your proxy at any time before it is exercised by:

•	Filing with the Secretary of AF Financial Group a letter revoking the proxy;
•	Submitting another signed proxy with a later date; or
•	Attending the Annual Meeting and voting in person, provided you file a written revocation with the Secretary of the Annual Meeting prior to the voting of such proxy.

Solicitation of Proxies

AF Financial Group will pay the costs of soliciting proxies from its shareholders. Directors, officers or employees of AF Financial Group may solicit proxies by:

•	mail;
•	telephone; and
•	other forms of communication.

We will also reimburse persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, for the expenses they incur in forwarding the proxy materials to and obtaining proxies from such beneficial owners.

Obtaining an Annual Report on Form 10-KSB

Annual Reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and all amendments to those reports are available free of charge from AF Financial Group’s internet site, www.afgrp.com, by clicking on “About Us” on the homepage, proceeding to “Investor Information” and then to “Reports filed with the SEC.”

If you would like a copy of our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, which we have filed with the Securities and Exchange Commission, we will send you one (without exhibits) free of charge. Please write to:

Ms. Melanie P. Miller

Secretary of AF Financial Group

21 East Ashe Street

P.O. Box 26

West Jefferson, North Carolina 28694-0026

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of AF Financial Group

The following table contains common stock ownership information for persons known to AF Financial Group to “beneficially own” 5% or more of AF Financial Group’s common stock as of June 30, 2003. In general, beneficial ownership includes those shares that a person has the power to vote, sell, or otherwise dispose of. Beneficial ownership also includes that number of shares which an individual has the right to acquire within 60 days (such as stock options) of the date this table was prepared. Two or more persons may be considered the beneficial owner of the same share. We obtained the information provided in the following table from filings with the SEC and with AF Financial Group. In this proxy statement, “voting power” is the power to vote or direct the voting of shares, and “investment power” includes the power to dispose or direct the disposition of shares.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Shares of Common Stock Outstanding
Common Stock, $.01 par value	AsheCo, MHC 21 East Ashe Street West Jefferson, NC 28694	538,221	51.3%

Security Ownership of Directors and Executive Officers

The following table shows the number of shares of AF Financial Group’s common stock beneficially owned by each director and executive officer, and all directors and executive officers of AF Financial Group as a group, as of September 15, 2003. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to their name.

Name	Position	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Common Stock Outstanding(3)
James A. Todd	Director, Chairman of the Board of Directors, President and Chief Executive Officer	29,179	(4)	2.8%
Melanie Paisley Miller	Executive Vice President, Secretary, Treasurer and Chief Financial Officer	17,443		1.7%
Jan R. Caddell	Director, Vice Chairman of the Board of Directors, Lead Director	8,269	(5)	*
Kenneth R. Greene	Director	7,349		*
Claudia Kelley, Ph.D.	Director	–		*
Wayne R. Burgess	Director	8,528	(6)	*
Donald R. Moore	Director	460		*
Jimmy D. Reeves	Director	9,150	(7)	*
Jerry L. Roten	Director	7,409	(8)	*
Michael M. Sherman	Director	853		*
John D. Weaver	Director	8,269	(9)	*

All directors and executive officers as a group ((11) persons)		130,260		12.2%

* Less than one percent of outstanding common stock of AF Financial Group.	(footnotes begin on following page)

(1)	The figures shown for Mr. Todd and Ms. Miller include 2,086 and 1,240 shares, respectively, held in trust by AF Bank, as trustee, pursuant to the Employee Stock Ownership Plan of AF Bank (“ESOP”), which shares have been allocated to the accounts of Mr. Todd and Ms. Miller under the ESOP and as to which each has sole voting power, but no investment power, except in limited circumstances. The figure shown for all directors and executive officers as a group includes the shares allocated to the accounts of Mr. Todd and Ms. Miller under the ESOP. Such figure also includes (a) 22,609 shares allocated to the accounts of other participants in the ESOP, as to which AF Bank, as the ESOP trustee, and AF Bank’s Compensation Committee (consisting of Messrs. Greene, Burgess and Roten), which serves as the ESOP Committee, has no voting power and shared investment power, and (b) 10,742 shares that have not been allocated to participants’ accounts under the ESOP, as to which the executive officers have shared voting power, but no investment power, except in limited circumstances, the ESOP trustee has shared voting and investment power and the ESOP Committee has no voting power and shared investment power. Except for the shares allocated to their individual account, each executive officer disclaims beneficial ownership of the shares held in the ESOP, and each member of the Board of Directors disclaims beneficial ownership of the shares held in the ESOP.
(2)	Includes 969 shares of common stock which may be acquired by each outside director pursuant to vested options granted to them under the Ashe Federal Bank 1997 Stock Option Plan (the “Stock Option Plan”), except for Mr. Reeves and Mr. Sherman who have vested options to acquire 387 and 193 shares of common stock, respectively and Mr. Moore and Dr. Kelley who do not have any stock options. Also includes 7,134 and 3,895 shares of common stock which Mr. Todd and Ms. Miller, respectively, may acquire pursuant to vested options granted under the Stock Option Plan.
(3)	Percentages with respect to each person or group of persons have been calculated on the basis of 1,049,838 shares of common stock, the total number of shares of AF Financial Group’s common stock outstanding as of September 15, 2003, plus the number of shares of common stock which such person or group has the right to acquire within 60 days after September 15, 2003.
(4)	Includes 5,000 shares held jointly with Mr. Todd’s spouse.
(5)	Includes 5,000 shares held jointly with Mr. Caddell’s spouse.
(6)	Includes 5,000 shares held jointly with Mr. Burgess’s spouse and 50 shares held as custodian for a minor child.
(7)	Includes 400 shares held by Mr. Reeves’s spouse and 300 shares held as custodian for his minor children.
(8)	Includes 5,000 shares held jointly with Mr. Roten’s spouse.
(9)	Includes 5,000 shares held jointly with Mr. Weaver’s spouse.

DISCUSSION OF PROPOSALS RECOMMENDED BY BOARD

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Nominating Committee has nominated four persons for election as directors at the Annual Meeting. Each nominee is currently serving on AF Financial Group’s Board of Directors. If you elect the nominees, they will hold office until the Annual Meeting in 2006, or until their successors have been elected.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected.

Nominees and Continuing Directors

Nominees	Age(1)	Director Since(2)	Term Expires	Position(s) Held with the Company
Jan R. Caddell	63	1981	2003	Director, Vice Chairman, Lead Director
Claudia L. Kelley, Ph.D.	51	2003	2003	Director
Kenneth R. Greene	56	1988	2003	Director
James A. Todd	59	1994	2003	Director, Chairman of the Board, President and Chief Executive Officer
Continuing Directors
Wayne R. Burgess	63	1989	2005	Director
Donald R. Moore	49	2001	2005	Director
Jimmy D. Reeves	54	2001	2004	Director
Jerry L. Roten	57	1992	2004	Director
Michael M. Sherman	43	2001	2004	Director
John D. Weaver	80	1990	2005	Director

(1)	As of June 30, 2003.
(2)	Includes term as a director of AF Bank.

The principal occupation and business experience of each nominee for election as director and each Continuing Director are set forth below. Unless otherwise indicated, each of the following persons has held his or her present position for the last five years.

Nominees for Election as Director

Jan R. Caddell is President and General Manager of Caddell Broadcasting, Inc. and its commercial radio station, WKSK. Mr. Caddell has served in such positions since 1978.

Claudia L. Kelley, Ph.D. is a certified public accountant and an Associate Professor of Accounting at Appalachian State University. She has a number of years experience in tax, audit, and industry. Dr. Kelley received a Bachelor of Science in accounting from Waynesburg College, a Masters of Accountancy from the University of Illinois, and a Ph.D. and Masters of Taxation from the University of Alabama.

Kenneth R. Greene has over 23 years experience in the concrete sales and building-supply business, and he is currently the principal owner of East Jefferson Builders Mart.

James A. Todd is Chairman, President and Chief Executive Officer of AF Financial Group and AF Bank. He has served as President and Chief Executive Officer of AF Financial Group and AF Bank since 1994, and as Chairman of the Board of both companies since 2002. Prior to that, Mr. Todd served as a Senior Examination Officer at the OTS.

Continuing Directors

Wayne R. Burgess is a part-owner, Vice President and Manager of Burgess Furniture of West Jefferson, North Carolina, positions he has held for over 33 years.

Donald R. Moore owns and operates a McDonald’s Restaurant in West Jefferson, North Carolina. Mr. Moore has served in such capacity since 1995.

Jimmy D. Reeves is a partner at the law firm of Vannoy & Reeves, PLLC. He has served in this capacity since 1975. Mr. Reeves is also the Vice President of Yadkin Valley Pontiac-Buick-Oldsmobile-GMC, Inc. He also serves in various capacities for several real estate development businesses.

Jerry L. Roten has served as the Clerk of the Superior Court of Ashe County for the past 17 years.

Michael M. Sherman is President of the Oldham Company, a company specializing in manufacturing saw blades and router bits. He has served in this position since 1992. Mr. Sherman is also President of Pentair Accessory Group and has served in this position since 2003.

John D. Weaver is Vice-President of Weaver Tree Farm, Inc., a retail and wholesale Christmas tree farm. Mr. Weaver has served in such capacity for over six years.

The Board of Directors unanimously recommends a vote “For” all of the nominees for election as directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

The Audit Committee has appointed Dixon Odom PLLC (“Dixon”) as our independent auditors for AF Financial Group for the fiscal year ending June 30, 2004, and we are asking shareholders to ratify the appointment.

Previously, Larrowe & Company, PLC (“Larrowe”) served as the independent auditors of AF Financial Group. As of August 19, 2003, the Board of Directors of AF Financial Group declined to reappoint Larrowe as its independent auditors. The decision to change accountants was recommended and approved by the Audit Committee of the Board of Directors of AF Financial Group. A representative of Larrowe is expected to attend the Annual Meeting and will be available to respond to appropriate questions.

During the fiscal years ended June 30, 2003 and 2002 and subsequent interim periods, the financial statements of AF Financial Group did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Further, during that period there were no disagreements with Larrowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements, if not resolved to Larrowe’s satisfaction, would have caused it to make reference in connection with its report to the subject matter of the disagreement.

Audit Fees

Aggregate fees billed by Larrowe for professional services rendered for the audit of AF Financial Group and subsidiaries’ financial statements for fiscal 2003 and the review of the financial statements included in AF Financial Group’s quarterly reports on Form 10-QSB for the fiscal year were $50,269.

Financial Information Systems Design and Implementation Fees

AF Financial Group did not engage Larrowe for any professional services related to financial information system design and implementation during the fiscal year ended June 30, 2003.

All Other Fees

AF Financial Group paid Larrowe $19,289 for services, other than those described above under “Audit Fees,” for the fiscal year ended June 30, 2003. These services consisted primarily of preparing income tax returns, certain regulatory reports and auditing the financial statements of AsheCo., MHC.

The Board of Directors unanimously recommends a vote “For” the ratification of the appointment of Dixon Odom PLLC, as independent auditors for AF Financial Group.

INFORMATION ABOUT BOARD OF DIRECTORS AND MANAGEMENT

Board of Directors

AF Financial’s Board of Directors currently consists of ten members. AF Financial’s Federal Stock Charter and Bylaws provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible. The terms of four directors expire at the Annual Meeting.

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of AF Financial. AF Financial’s executive officers and management oversee the day-to-day operations of AF Financial. The directors fulfill their duties and responsibilities by attending regular meetings of the Board which are held on a monthly basis. The directors also discuss business and other matters with the Chairman of the Board, President and Chief Executive Officer, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

AF Financial’s Board of Directors held 13 regular meetings during the fiscal year ended June 30, 2003. Each incumbent director attended at least 75% of the meetings of the Board of Directors plus committee meetings on which that particular director served during this period.

Corporate Governance

The Sarbanes-Oxley Act of 2002 (the “Act”) and its subsequent regulations make changes to the way AF Financial Group selects and manages its outside auditors, establishes new independence requirements for the Board and its committees and includes provisions that increase management’s accountability regarding the presentation of AF Financial Group’s financial condition. During the 2003 fiscal year, AF Financial Group invested a significant amount of time to meet governance requirements that should assure our stockholders, customers and employees of our commitment to high ethical business operations and standards. AF Financial Group added a member to the Board who qualifies as an Audit Committee Financial Expert and revamped the Audit Committee membership so that it meets the independence standards for all members. A Governance Committee was established and that committee has begun the process for Board and individual Board member assessments. The three main committees, the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee, have a minimum of three independent directors serving on each committee. No member of management serves on these committees. The Board meets monthly in executive sessions without any member of management present. A monthly training program was implemented to better prepare the directors to provide oversight for AF Financial Group. AF Financial Group made substantial changes to its governance procedures, Code of Ethics and other factors that we believe has allowed us to comply with the rules and regulations created by the Act, by the exchanges and by prudence. As discussed in more detail below, we believe these initiatives comply fully with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, although our common stock trades on the OTC Bulletin Board, we believe our corporate governance initiatives will comply fully with the reform proposals made by The Nasdaq Stock Market. The Board will continue to evaluate, and improve upon as appropriate, our corporate governance principles and policies.

Code of Ethics

The Board has adopted a Code of Ethics and Conflicts of Interest Policy that applies to each of our directors, officers and employees, including the following senior financial officers: our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics sets forth our policies and expectations on a number of topics, including:

•	acceptance of gifts;

•	financial responsibility regarding both personal and business affairs, including loans or other transactions with the Bank;

•	personal conduct, including ethical behavior and outside employment and other activities;

•	affiliated transactions, including separate identities and usurpation of corporate opportunities;

•	preservation and accuracy of AF Financial Group and AF Bank records;

•	compliance with laws and regulations, including insider trading compliance;

•	preservation of confidential information relating to our business and that of our clients;

•	conflicts of interest;

•	the safeguarding and proper use of our assets and institutional property;

•	proper use of corporate assets and opportunities;

•	compliance and compliance monitoring;

•	code administration and enforcement;

•	reporting, investigating and resolving of all code violations; and

•	code-related training, certification of compliance and maintenance of code-related records.

The Audit Committee will review the Code of Ethics on a regular basis, and propose or adopt additions or amendments to the Code of Ethics as appropriate. The Code of Ethics is posted on our website.

Whistleblower Procedures

We have implemented “whistleblower” procedures by establishing formal procedures where officers and employees can report violations or suspected violations of generally accepted accounting principles and/or misleading public disclosures within AF Financial anonymously and without fear of retaliation by AF Financial’s management. Under the procedures, employees may use a confidential email address to report actual or suspected accounting or reporting irregularities to our internal auditor. All complaints received by the internal auditors are forwarded promptly to the Audit Committee.

Independent Directors

The Nasdaq Stock Market’s proposed rules include a requirement that a majority of directors of Nasdaq Stock Market-listed companies be “independent.” For a director to be “independent” under the Nasdaq Stock Market’s proposed rules, the director must not be an officer or employee of AF Financial or any of its subsidiaries, and must not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq Stock Market’s proposed rules also expressly provide that the following persons cannot be considered independent:

•	a director who is, or during the past three years was, employed by AF Financial or by any subsidiary of AF Financial;

•	a director who accepts or who has a family member who accepts any payments from AF Financial or any subsidiary of AF Financial in excess of $60,000 during the current fiscal year or any of the past three fiscal years, other than compensation for Board service, payments arising solely from investments in AF Financial’s securities, compensation paid to a family member who is an employee of AF Financial or a subsidiary of AF Financial (but not if such person is an executive officer of AF Financial or any subsidiary of AF Financial), benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is a family member of an individual who is, or during the past three years was, employed by AF Financial or by any subsidiary of AF Financial as an executive officer;

•	a director who is a partner in, or a controlling shareholder or an executive officer of, any organization to which AF Financial made, or from which AF Financial received, payments (other than those arising solely from investments in AF Financial’s securities) that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in the current fiscal year or any of the past three fiscal years;

•	a director of AF Financial who is employed as an executive officer of another entity where any of the officers of AF Financial serve on the compensation committee of such other entity, or if such relationship existed during the past three years; or

•	a director who is or was a partner or employee of AF Financial’s outside auditor, and worked on AF Financial’s audit during the past three years.

The Board of Directors has determined that all nine of the Board’s current non-management members, a majority of the Board, are “independent” directors for the purposes of the Nasdaq Stock Market’s proposed rules.

Consistent with the Nasdaq Stock Market’s proposed rules, independent directors meet in regularly scheduled executive sessions without non-independent directors. The independent directors have selected Jan R. Caddell to serve as the lead director at the executive sessions for the 2004 fiscal year.

The Nasdaq Stock Market’s proposed rules, as well as recently adopted SEC rules, impose additional independence requirements for all members of the Audit Committee. The Nasdaq Stock Market’s proposed rules add to the “independence” requirement for audit committee membership the requirement that directors (1) not own or control 20% or more of the issuer’s voting securities, and (2) be able to read and understand fundamental financial statements, including AF Financial’s balance sheet, income statement, and cash flow statement. The Board of Directors believes that the current members of the Audit Committee meet these additional standards for independence. Furthermore, the Nasdaq Stock Market proposed rules require that AF Financial must certify that the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

In addition, the rules recently adopted by the SEC for determining whether an audit committee member is “independent” set forth two basic criteria. First, audit committee members would be barred from accepting—directly or indirectly—any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member’s capacity as a member of the board of directors and any board committee. The SEC indicated that payments for services to law firms, accounting firms, consulting firms, investment banks or similar entities in which audit committee members are partners or hold similar positions are the kinds of compensatory payments that were intended to be precluded. The second basic criterion for determining independence provides that a member of an audit committee of a company may not be an affiliated person of the issuer or any subsidiary of the issuer apart from his or her capacity as a member of the board and any board committee. For this purpose, designees of affiliated persons are also disqualified.

Committees of the Board

The Board of Directors of AF Financial has established the following committees:

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	The Nominating and Corporate Governance Committee formulates our corporate governance guidelines and determines the qualification and independence of directors and committee members. The Nominating and Corporate Governance Committee also considers nominees for election as directors, including written stockholder(s) nominations that comply with the notice procedures set forth in AF Financial’s Bylaws. A copy of the Nominating and Corporate Governance Committee Charter is available on our web site.

Directors Caddell, Reeves and Sherman serve as members of the committee. All members of the committee are independent directors as defined under the Nasdaq Stock Market listing standards. The Nominating and Corporate Governance Committee met six times in the 2003 fiscal year.

COMPENSATION COMMITTEE	The Compensation Committee provides advice and recommendations to the Board in areas of the Chief Executive Officer’s salary and benefits and directors’ compensation. A copy of the Compensation Committee Charter is available on our web site.

Directors Greene, Burgess and Roten serve as members of the committee. All members of the committee are independent directors as defined under the Nasdaq Stock Market listing standards. The Compensation Committee met four times in the 2003 fiscal year.

AUDIT COMMITTEE	The Audit Committee oversees and monitors AF Financial’s financial reporting process and internal control system, reviews and evaluates the audit performed by AF Financial’s outside auditors and reports any substantive issues found during the audit to the Board and reviews and evaluates the internal audit program. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. The committee will also review and approve all transactions with affiliated parties. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is attached as Appendix A to this proxy statement.

Directors Kelley, Moore and Weaver serve as members of the committee. All members of the committee are independent directors as defined under the Nasdaq Stock Market listing standards. The Audit Committee met 12 times in the 2003 fiscal year.

The Board believes that Claudia L. Kelly, Ph.D. qualifies as an “Audit Committee Financial Expert” as that term is defined by applicable SEC rules.

Audit Committee Report

AF FINANCIAL GROUP’S AUDIT COMMITTEE REPORT

The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended.

The Audit Committee has reviewed and discussed the audited financial statements with management. The committee has also reviewed and discussed with Larrowe & Company, PLC (“Larrowe”), AF Financial’s independent auditors, the matters required to be discussed by SAS 61, as may be modified or supplemented.

The Audit Committee has received the written disclosures and the letter from Larrowe required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with Larrowe its independence.

Based on the foregoing discussions, the Audit Committee recommended to the Board of Directors of AF Financial Group that the audited financial statements be included in AF Financial Group’s Annual Report on Form 10-KSB for the year ended June 30, 2003.

Audit Committee of AF Financial Group

John D. Weaver (Chairman)

Donald R. Moore

Claudia L. Kelley, Ph.D.

Directors’ Compensation

Director’s Fees. Currently, each non-employee director of AF Financial Group receives an annual retainer of $5,000 if the director attends a minimum of 75% of the aggregate number of Board and committee meetings called during the year. Each non-employee director also receives fees of $500 per month and $150 per committee meeting attended. In addition, the chairman of each committee receives $50 per committee meeting attended. Total fees paid for fiscal 2003 were $102,900.

Retirement Plans. AF Financial Group adopted a nonqualified Retirement Plan for Board Members of AF Financial Group (the “Directors’ Retirement Plan”), which provide benefits to each eligible outside director commencing on his termination of Board service at or after age 65. Each outside director automatically becomes a participant in the Directors’ Retirement Plan. An eligible outside director retiring at or after age 65 will be paid an annual retirement benefit equal to the annual rate of retainer paid to outside directors immediately prior to his termination of Board service, multiplied by a fraction, the numerator of which is the number of his years of service as an outside director (including service as a director or trustee of AF Financial Group or any predecessor) not in excess of 10 years and the denominator of which is 10. An individual who terminates Board service after having served as an outside director for 10 years may elect to begin collecting benefits under the Directors’ Retirement Plan at or after attainment of age 55, but the annual retirement benefits payable to him will be reduced pursuant to the Directors’ Retirement Plan’s early retirement reduction formula to reflect the commencement of benefit payments prior to age 65. Benefits are generally paid for a fixed period of 10 years, but a director may elect to convert such benefit to a single life or joint and survivor annuity based on actuarial factors specified in the Directors Retirement Plan. Upon a change in control, participants will receive an immediate lump sum distribution of a benefit that is the actuarial equivalent of a single life annuity providing an annual payment equal to the annual rate of retainer paid to outside directors immediately prior to the change of control multiplied by a fraction, the numerator of which is the director’s year of service not in excess of 10 and the denominator of which is 10.

Recognition and Retention Plan and Stock Option Plan. In addition, AF Financial Group’s directors are eligible to participate in the Stock Option Plan and Recognition and Retention Plan. These stock benefit plans are discussed under “—Benefits,” “Stock Option Plan” and “Recognition and Retention Plan.”

Executive Officers

The following individuals are executive officers of AF Financial Group and hold the offices set forth opposite their names.

Name	Age	Positions Held
James A. Todd	59	President and Chief Executive Officer of AF Financial Group

Melanie Paisley Miller	32	Executive Vice President, Secretary, Treasurer and Chief Financial Officer of AF Financial Group

The Board of Directors elects the executive officers of AF Financial Group annually. The elected officers hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors. AF Financial Group has entered into Employment Agreements with certain of its executive officers which set forth the terms of their employment. See “—Employment Agreements.”

Biographical information of executive officers of AF Financial Group who are not directors is set forth below.

Melanie Paisley Miller served as Secretary and Treasurer of AF Bank from August 1995 to April 1996, at which time her title was changed to Senior Vice President, Secretary, Treasurer and Chief Financial Officer of AF Bank. On July 1, 1998, Ms. Miller’s title was changed to Executive Vice President, Secretary, Treasurer and Chief Financial Officer of AF Financial Group. Ms. Miller served as corporate secretary of AF Bank from July 1994 to August 1995, and as an administrative assistant from March 1994 to July 1994. Ms. Miller is also a Certified Public Accountant.

Executive Compensation

The following table sets forth the compensation paid by AF Financial Group and its subsidiaries for services rendered in all capacities during the fiscal years ended June 30, 2003, 2002 and 2001 to the President and Chief Executive Officer and the Executive Vice President, Secretary, Treasurer and Chief Financial Officer of AF Financial Group.

Summary Compensation Table

					Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Positions	Year	Salary ($)(1)	Bonus($)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)	Options (#)	LTIP Payouts ($)	All Other Compensation ($)
James A. Todd	2003	$139,466	$20,000	–	–	–	–	$8,088	(3)
President and Chief Executive Officer	2002	$132,825	$20,000	–	–	–	–	$7,801
	2001	$125,394	$17,500	–	–	–	–	$9,825

Melanie Paisley Miller	2003	$95,000	$10,000	–	–	–	–	$6,512	(3)
Executive Vice President, Secretary,	2002	$94,561	$11,000	–	–	–	–	$8,392
Treasurer and Chief Financial Officer	2001	$88,712	$5,000	–	–	–	–	$7,713

(1)	Includes amounts, if any, deferred pursuant to Section 401(k) of the Code under AF Bank’s 401(k) Plan.
(2)	AF Financial Group provides its executive officers with non-cash benefits and perquisites. AF Financial Group believes that the aggregate value of these benefits for fiscal 2003 did not, in the case of any named executive officer, exceed $50,000 or 10% of the aggregate salary and bonus reported for him or her in the Summary Compensation Table.
(3)	Includes (i) $450 and $315, representing the dollar value of premiums paid by AF Bank with respect to term life insurance (other than group term insurance coverage under a plan available to substantially all salaried employees) for the benefit of the executive officer; (ii) an allocation with a total market value of $2,455 and $1,823 as of June 30, 2003; and (iii) a matching contribution of $5,183 and $4,374 for fiscal year ended June 30, 2003 under the 401(k) plan for the benefit of Mr. Todd and Ms. Miller, respectively.

Certain Employee Benefit Plans and Employment Agreements

Employment Agreements. AF Bank and AF Financial Group are parties to parallel Employment Agreements with each of Mr. Todd and Ms. Miller (“Senior Executive(s)”). These Employment Agreements establish the respective duties and compensation of the Senior Executives and are intended to ensure that AF Bank and AF Financial Group will be able to maintain a stable and competent management base. The continued success of AF Bank and AF Financial Group depends to a significant degree on the skills and competence of the Senior Executives.

The Employment Agreements provide for three-year terms. The Employment Agreements provide that, prior to the first anniversary of the Agreement’s effective date and each anniversary of such date thereafter, the Board of Directors may, with the Senior Executive’s concurrence, extend the Employment Agreements for an additional year, so that the remaining terms shall be three years, after conducting a performance evaluation of the Senior Executive. The Employment Agreements provide that the Senior Executive’s base salary will be reviewed annually. This review is performed by the Compensation Committee of the Board in the case of the President and Chief Executive Officer and by the President and Chief Executive Officer in the case of the other Senior Executives. The Senior Executive’s base salary may be increased on the basis of her or his job performance and the overall performance of AF Bank and AF Financial Group. Each Senior Executive may receive a bonus based upon achievement of prescribed performance criteria. In addition to base salary, the Employment Agreements provide for, among other things, entitlement to participation in stock, retirement and welfare benefit plans and eligibility for fringe benefits applicable to executive personnel such as fees for club and organization memberships deemed appropriate by AF Bank, AF Financial Group and the Senior Executive. The Employment Agreements provide for termination by AF Bank or AF Financial Group at any time for cause as defined in the Employment Agreements. In the event AF Bank and AF Financial Group choose to terminate the Senior Executive’s employment for reasons other than for cause, or in the event of the Senior Executive’s resignation from AF Bank and AF Financial Group upon:

•	the Board’s or the shareholder’s failure to re-appoint, elect or re-elect the Senior Executive to her or his current offices;

•	a material change in the Senior Executive’s compensation, functions, duties or responsibilities;

•	a “change of control” as defined in the Employment Agreements;

•	a material breach of the Employment Agreement by AF Bank, AF Financial Group, the Senior Executive; or

•	in the event of death, her or his beneficiary is entitled to a lump sum cash payment in an amount equal to the remaining base salary and bonus payments due to the Senior Executive and the additional contributions or benefits that would have been earned under any employee benefit plans of AF Bank, AF Financial Group, or the MHC during the remaining terms of the Employment Agreements.

AF Bank and AF Financial Group would also continue the Senior Executive’s life, health and disability insurance coverage for the remaining terms of the Employment Agreements. The Employment Agreements have restrictions on the dollar amount of compensation and benefits payable to a Senior Executive in the event of termination following a “change in control.” In general, for purposes of the Employment Agreements and the plans maintained by AF Bank and AF Financial Group, a “change in control” will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security, such as common stock of AF Financial Group, or in the event of a tender offer, exchange offer, merger or other form of business combination, sale of assets or contested election of directors which results in a change in control of the majority of the Board of Directors of AF Bank or AF Financial Group. Cash and benefits paid to a Senior Executive under the Employment Agreements together with payments under other benefit plans following a “change in control” of AF Financial Group or AF Bank may constitute an “excess parachute payment” under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to AF Financial Group or AF Bank. As a result, no payments or benefits will be paid to a Senior Executive following a “change in control” to the extent such payments would constitute an “excess parachute payment” under Section 280G of the Code.

Salary Continuation Agreements. AF Financial Group has entered into a Salary Continuation Agreement with each of the Senior Executives. Under these agreements, Mr. Todd and Ms. Miller are guaranteed monthly payments equal to $9,228 and $5,532, respectively, after retirement for a period of fifteen years and forty-three years, respectively. The amount of these payments may be increased for service to AF Financial Group after the retirement date for the Senior Executives (as defined in the agreements). These agreements also provide for benefits upon death, disability, a change of control and early retirement.

Employee Stock Ownership Plan and Trust. AF Financial Group has established and adopted, for the benefit of eligible employees, an ESOP and related trust. All salaried employees of AF Bank, AF Financial Group and subsidiaries are eligible to become participants in the ESOP. The ESOP purchased 36,942 shares of common stock issued in connection with the MHC Reorganization and Offering. In order to fund the ESOP’s purchase of such common stock, the ESOP borrowed funds from an unaffiliated lender equal to the balance of the aggregate purchase price of the common stock. This loan is for a term of six years, bears interest at the prime rate minus one-half of one percent, and calls for level annual payments of principal plus accrued interest designed to amortize the loan over its term. Prepayments are also permitted.

Shares purchased by the ESOP were pledged as collateral for the loan, and are held in a suspense account until released for allocation among participants in the ESOP as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participants’ compensation for the year of allocation.

The ESOP Committee, which is currently comprised of members of the Compensation Committee, may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock as long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The ESOP may purchase additional shares of common stock in the future.

Stock Option Plan

The Stock Option Plan was adopted by the Board of Directors of AF Bank and approved by AF Bank’s shareholders at the 1997 Annual Meeting. AF Financial Group assumed sponsorship of the Stock Option Plan pursuant to the Plan of Reorganization on the effective date of the Reorganization. The purpose of the Stock Option Plan continues to be to promote the growth of AF Financial Group, AF Bank and other affiliates by linking the incentive compensation of officers, key executives and directors with the profitability of AF Financial Group. The Stock Option Plan is not subject to ERISA and is not a tax-qualified plan. AF Financial Group has reserved an aggregate of 21,707 shares of common stock for issuance upon the exercise of stock options granted under the Plan.

The following table sets forth the number and value of unexercised stock options held by Mr. Todd and Ms. Miller. The value of an unexercised, in-the-money option at fiscal year-end is the difference between its exercise or base price and the fair market value of the underlying stock on May 8, 2003, the last trading day before the June 30, 2003 fiscal year end for AF Financial Group. On that date, the price was $16.00 per share, based on the closing price of AF Financial Group’s common stock as reported on the OTC Bulletin Board. Since the exercise price of the options held by Mr. Todd and Ms. Miller was higher than the market value of AF Financial Group common stock, none of the options were in-the-money at fiscal year-end. No stock options were exercised by Mr. Todd or Ms. Miller during the fiscal year ended June 30, 2003.

Aggregated Options/Exercises in 2003 Fiscal Year and 2003 Fiscal Year-End Options

Name	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End(1) ($) Exercisable/Unexercisable
James A. Todd President and Chief Executive Officer	7,134/0	N/A

Melanie Paisley Miller Senior Vice President, Secretary, Treasurer and Chief Financial Officer	3,895/0	N/A

(1)	The closing price per share of common stock on May 8, 2003, the last trading day before the June 30, 2003 fiscal year end for AF Financial Group, was $16.00, and all options have an exercise price of $18.50 per share, and, as such, all options are “out-of-the-money.”

Recognition and Retention Plan

The Ashe Federal Bank 1997 Recognition and Retention Plan (the “RRP”) was adopted by the Board of Directors of AF Bank and approved by AF Bank’s shareholders at the 1997 Annual Meeting. AF Financial Group assumed sponsorship of the RRP pursuant to the Plan of Reorganization on the effective date of the Reorganization. Similar to the Stock Option Plan, the RRP functions as a long-term incentive compensation program for eligible officers and outside directors of AF Financial Group. The RRP is administered by the members of the Board’s Compensation Committee who are disinterested directors (“RRP Committee”). All costs and expenses of administering the RRP are paid by AF Financial Group.

As required by the terms of the RRP, AF Financial Group has established a trust (“Trust”) and has issued 53,678 shares of common stock, the maximum number of restricted stock awards (“Restricted Stock Awards”) that may be granted under the RRP, to the Trust from previously authorized, but unissued, shares. Shares of common stock subject to a Restricted Stock Award are held in the Trust until the Award vests at which time the shares of common stock attributable to the portion of the Award that have vested are distributed to the Award holder. An Award recipient is entitled to exercise voting rights and receive cash dividends with respect to the shares of common stock subject to his Award, whether or not the underlying shares have vested. If an individual award recipient terminates service prior to full vesting of the Restricted Stock Awards granted pursuant to the RRP, the shares subject to the award will be forfeited and returned to AF Financial Group.

Restricted Stock Awards are granted under the RRP on a discretionary basis to eligible officers and executives selected by the RRP Committee and are awarded to outside directors pursuant to the terms of the RRP.

AF Financial Group may amend or terminate the RRP, in whole or in part, at any time, subject to the requirements of all applicable laws.

Transactions with Certain Related Persons

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. AF Bank makes loans to executive officers, directors and their affiliates that are no more favorable and in the ordinary course of business and that do not involve more than the normal risk of collectibility or present unfavorable features. AF Bank intends that any transactions in the future between AF Bank and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to AF Bank than could have been obtained by it in arm’s-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of AF Bank not having any interest in the transaction.

Mr. Jimmy D. Reeves, a director of AF Financial Group and AF Bank, is a partner in the law firm of Vannoy & Reeves, PLLC which firm acts as counsel to AF Bank from time to time. The legal fees received by the law firm from professional services rendered to AF Bank during the year ended June 30, 2003 did not exceed five percent of the firm’s gross revenues.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that AF Financial Group’s directors, executive officers, and any person holding more than ten percent of AF Financial Group’s common stock file with the SEC reports of ownership changes, and that such individuals furnish AF Financial Group with copies of the reports.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, AF Financial Group believes that all of our executive officers and directors complied with all Section 16(a) filing requirements applicable to them.

ADDITIONAL INFORMATION

Information About Shareholder Proposals

Under the proxy solicitation regulations of the SEC, if you wish to submit proposals to be included in our proxy statement for the 2004 Annual Meeting of Shareholders, we must receive them by July 5, 2004, pursuant to the proxy soliciting regulations of the SEC. SEC rules contain standards as to what shareholder proposals are required to be in the proxy statement. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the rules and regulations promulgated by the SEC.

In addition, under AF Financial Group’s Bylaws, if you wish to nominate a director or bring other business before an annual meeting (which is not included in the proxy statement for the 2004 Annual Meeting):

•	You must be a shareholder of record and have given timely notice in writing to the Secretary of AF Financial Group. To be timely, a shareholder’s notice must be delivered to or received by the Secretary not later than five days prior to the date of the annual meeting.

•	Your notice must contain specific information required in our Bylaws.

By Order of the Board of Directors,

/s/    Melanie Paisley Miller

Melanie Paisley Miller

Executive Vice President, Secretary, Treasurer

and Chief Financial Officer

West Jefferson, North Carolina

October 3, 2003

To assure that your shares are represented at the Annual Meeting, PLEASE complete, sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.

AF Financial Group	REVOCABLE PROXY

This Proxy is solicited on behalf of the Board of Directors of AF Financial Group for the Annual Meeting of Shareholders to be held on November 3, 2003.

The undersigned shareholder of AF Financial Group hereby appoints Donald R. Moore and Jerry L. Roten, and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of AF Financial Group held of record by the undersigned on September 15, 2003, at the 2003 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 6:00 p.m., local time, on November 3, 2003, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the 2003 Annual Meeting of Shareholders and Proxy Statement, dated October 3, 2003, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1 and FOR the proposal listed in Item 2.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

The Board of Directors unanimously recommends a vote “FOR” all of the nominees named in Item 1 and a vote “FOR” the proposal in Item 2.	Please mark your vote as indicated in this example	☒

	I will attend the Annual Meeting	☐

1. Election of four Directors: Nominees: Jan R. Caddell, Claudia L. Kelley, Ph.D., Kenneth R. Greene and James A. Todd for terms of three years each.	FOR All nominees (except as otherwise indicated)	WITHHOLD for all nominees	2. Ratification of the appointment of Dixon Odom, PLLC as independent auditors for the fiscal year ending June 30, 2004.	FOR	AGAINST	ABSTAIN
				☐	☐	☐

	☐	☐
Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee’s name in the space provided:			The undersigned hereby acknowledges receipt of the Notice of the 2003 Annual Meeting of Shareholders and the Proxy Statement, dated October 3, 2003 for the 2003 Annual Meeting. Signatures(s)
Dated: , 2003

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.